Exhibit 10.10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is dated as of 18th April, 2016, by and between U&I Entertainment, LLC (“U&I”), a Minnesota limited liability company located at 5850 Opus Parkway, Suite 250, Minnetonka, MN 55343, and 704Games Company LLC (“Publisher/Manufacturer”,) a Delaware Company located at 550 S.Caldwell Street, 17th Floor, Charlotte, NC 28202.

RECITALS:

A.	U&I and Publisher/Manufacturer have agreed for U&I to distribute Publisher/Manufacturer’s Titles and Products throughout the Territory in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual promises, agreements, terms, and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

“Customers” means any individual or entity to whom Units are or may be distributed by U&I, including, without limitation, distributors, resellers and retailers.

“Customer Specific Programs” means the costs associated with marketing and merchandising programs that are either required by Customer or mutually agreed to between U&I and Customer.

“Customer Event Fees” means the costs associated with attending or exhibiting at Customer specific events.

“Defective Returns” means any returns from Customers in accordance with their defective return policy.

“Distribution Fee” means an amount equal to the Net Proceeds multiplied by the applicable [***].

“End Users” means those persons who purchase for use one or more Units from Customers.

“Future Authorized Deductions” means all price protection and returns that have been offered to retail customers but not yet deducted from receipts.

“Imminent Deductions Hold Back” means a hold back from Gross Receipts based on potential deductions from retail.

“NASCAR Royalty” shall be an amount equal to [***] of the Wholesale Price minus the Cost of Goods.

“Marketing Development Fund” or “MDF” means the costs associated with the marketing and merchandising of each Version at Customer locations.

“Net Proceeds” means total Payments received in any given calendar month, minus the following paid in such calendar month: (i) Cost of Goods, (ii) MDF, (iii) Defective Returns and Pre-Approved Returns, (iv) Customer Specific Programs, (v) Customer Event Fees, (vi) Placement Fees, (vii) Price Protection, (viii) Future Authorized Deductions, (ix) Imminent Deductions Hold Back, (x) NASCAR Royalty, and the (xi) Reserve.

“Payments” means wholesale proceeds actually received by U&I from the distribution of the product in any given calendar month.

“Placement Fees” means the costs associated with securing retail shelf placement at Customer.

“Price Protection” means price reductions granted to Customers after order and delivery of Units to the Customer to facilitate retail sale efforts. U&I shall be entitled to Price Protection for the Title or Product to ensure it remains on the shelf with Customers and continues to sell through to End Users at a satisfactory rate.

“Pre-Approved Returns” means Units of any Version of the Title or Product returned by a Customer that are pre-approved for return by Publisher/Manufacturer. To the extent that there are Returns of any Units, fifty percent (50%) of the Distribution Fee attributable to said Returns shall be credited to Publisher/Manufacturer and fifty percent (50%) of the Distribution Fee attributable to said Returns shall be retained by U&I as a restocking fee.

“Reserve” means an amount equal to the invoice value of Units still held and not yet sold through by Customers to End Users.

“Term” means the period during which this Agreement shall be in effect, as set forth in Section 6 below.

“Territory” shall be set forth in the attached Exhibit A, as may be amended from time to time.

“Title or Product “ means each software or accessory product published or manufactured by Publisher/Manufacturer and listed in the attached Exhibit A, as may be amended from time to time, together with all printed artwork, booklets, manuals, pamphlets or other materials, prepared by or on behalf of Publisher/Manufacturer, which refer to or relate to each respective Title or Product ..

“Unit” means one copy of one Version embodied on any storage device embodied on CD-ROM, DVD, cartridge, or any other tangible medium now known or later devised, fully packaged as a finished good and ready for shipment to Customers.

“Version” means the Title or Product as designed to operate with software, console or accessory or other interactive media environment or platform now known or later devised. Examples of Versions include software or accessory products developed for: the IBM PC platform utilizing the Windows XP operating system; the Apple Macintosh platform; and console platform versions such as Sony Playstation products, Sony Playstation 4, PSP, DSi, 3DS, Microsoft Xbox One, Microsoft Xbox 360, and Nintendo Wii.

2. Grant of Rights.

2.1 Rights Granted. With respect to each Title or Product, Publisher/Manufacturer hereby grants to U&I throughout the Territory, during the Term:

a) the exclusive, royalty-bearing, non-transferable right to sell and distribute Units to Customers.

b) the non-exclusive, non-transferable right to advertise, publicize and promote, in a manner reasonably acceptable to Publisher/Manufacture, reach Version by any means and in all media now known or later devised, subject to Publisher/Manufacturer’s prior written approval.

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c) the non-exclusive , non-transferable right to use, publish and permit others to use and publish Publisher/Manufacturer ‘s trademarks, logos and other proprietary markings in conjunction with the advertising and promotion of Units, with Publisher/Manufacturer’s prior written approval.

2.2 Limitations. It is agreed and understood that the licenses granted to U&I hereunder are subject to the terms and conditions upon which the rights to each Title or Product are owned or controlled by Publisher/Manufacturer or its licensors.

3. Obligations of U&I.

3.1 Distribution.

At the publishers discretion, U&I agrees to pay for the following associated with the Product: all costs associated with manufacturing and any associated shipping and handling fees and all licensing royalties or other costs due the applicable console manufacturer (Sony or Microsoft) for the distribution of the Title. Collectively, such costs will be referred to as the “Cost of Goods” for purposes of this Agreement.

b) U&I shall use commercially reasonable efforts to distribute Units to Customers.

c) U&I shall be responsible for distributing and shipping Units to Customers (i.e., pick, pack and ship services).

d) U&I shall provide adequate and secure warehousing facilities for all Units in inventory.

e) U&I shall be responsible for all billing, invoicing, credit and collections, invoice reconciliation and related administrative procedures associated with order taking, distribution and shipping of the Units.

e) U&I will provide vendor managed inventory (VMI) services in connection with the distribution of Units to Customers.

f) U&I will promptly notify Publisher/Manufacturer in writing of any known infringement of Publisher/Manufacturer’s proprietary rights which comes to U&l’s attention. U&I agrees to cooperate, at Publisher/Manufacturer’s expense, in connection with Publisher/Manufacturer’s reasonable efforts to protect its proprietary rights in the Title or Products.

3.3 Marketing.

a) U&I shall use commercially reasonable efforts to market the Units to the Customers.

b) U&I shall provide recommendations and assist Publisher/Manufacturer in developing strategies to be implemented by Publisher/Manufacturer to help stimulate the sale of the Units to the Customers, provided that U&I shall not be obligated to incur any costs associated with retaining or employing third parties.

c) U&I will provide Publisher/Manufacturer with regular reports which shall include the following information, if available; a summary of the number of Units distributed to each Customer, sold through, and the number of Units returned since the last report issued.

d) U&I shall advise Publisher/Manufacturer on matters relating to marketing, placement, promotion and sell through of Title or Product by each Customer.

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f) U&I shall coordinate and arrange for in-store merchandising of the Units at the Customers.

g) U&I shall obtain approval from Publisher/Manufacturer prior to authorizing MDF or Price Protection for a Customer.

4. Obligations of Publisher/Manufacturer.

4.1 Software or Accessory. Publisher/Manufacturer shall provide U&I with either (i) finished goods of the Title or Product in each Version; or, (ii) the gold master, plus box artwork and manuals, where U&I will create the boxed Product.

4.2 Technical Support. Publisher/Manufacturer will provide technical support for each Version in the Territory to U&I, Customers and End Users in a manner consistent with the technical support that Publisher/Manufacturer provide for all of its products. During the Term of the Agreement, each party agrees to inform the other promptly of know defects or operational errors affecting any Version.

4.3 Testing. Prior to the delivery of Title or Product to U&I, Publisher/Manufacturer agrees to use commercially reasonable efforts to test each Version to assure that each Version, to the best of Publisher/Manufacturer’s knowledge, is bug-free and fully functional in the different configurations in which the Version is designated to run and for all peripherals with which each Version is designated to work.

4.4 Changes. Publisher/Manufacturer will give U&I notice at least ninety (90) days prior to any material modification to a Title or Product or any Version, including without limitation, Publisher/Manufacturer’s decisions to discontinue or materially enhance any Title or Product or Version. Publisher/Manufacturer shall use commercially reasonable efforts to promptly provide U&I with master disks embodying all updates and enhancements

4.5 Distribution. Publisher/Manufacturer will be responsible for all third party fees associated with shipping Units including handling, storage and freight. U&I will use best efforts in minimizing fees associated with shipping units.

4.6 Marketing.

a) Notwithstanding U&l’s rights set forth in Section 2.1, throughout the Term, Publisher/Manufacturer will use its commercially reasonable efforts to advertise, market and promote the Title or Product throughout the Territory to the Customers.

b) Publisher/Manufacturer shall provide to U&I ninety (90) days prior to the street date of each Version and upon reasonable request thereafter, at no cost to U&I, copies of each of the following materials for purposes of facilitating the promotion of that Version by U&I: the master disk, demonstration copies, specification sheets, sell sheets and any other available promotional material to the extent that Publisher/Manufacturer has these available.

5. Compensation.

5.1 If U&I has paid the Cost of Goods, then U&I shall pay Publisher/Manufacturer [***] of Net Proceeds within thirty (30) days after the end of each calendar month; U&I shall retain [***] of Net Proceeds as its Distribution Fee and full and complete compensation to U&I hereunder.

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5.2 Within five business days, Publisher /Manufacturer agrees to credit or reimburse U&I for any deductions authorized by Publisher/Manufacturer and deducted from U&I by Customers outlined herein and by Exhibit A within five business days of the date the deduction is taken by Customer. To be clear, credits may be applied against amounts owed to Publisher/Manufacturer by U&I but if nothing is Publisher/Manufacturer, Publisher/Manufacturer must reimburse U&I via check, ACH or wire transfer the amount authorized by Publisher/Manufacturer and deducted by Customers for the prior calendar month to Publisher/Manufacturer.

5.3 Accounting.

a) Along with any Net Proceeds due, U&I shall submit a report to Publisher/Manufacturer showing Payments, Manufacturing Costs (where applicable), Price Protection, MDF, Returns, the Distribution Fee and any other deductions, fees and costs permitted to be deducted under the terms of this Agreement.

b) Publisher/Manufacturer will have the right, exercisable not more than once every twelve (12) months, at Publisher/Manufacturer’s expense, to examine or have its agents examine, such books, records and accounts during U&l’s normal business hours to verify the payments due by U&I to Publisher/Manufacturer hereunder.

c) On a quarterly basis, U&I and Publisher/Manufacturer will discuss the Reserve and Imminent Deduction Hold Back amounts from the previous quarter and shall mutually agree upon reconciliations of same, as and if appropriate.

6. Term.

Subject to Section 7 below, the term of this Agreement shall commence as of the date hereof and shall continue for twelve (12) months, and shall automatically renew for additional renewal terms of twelve (12) months unless notice of termination is received by any party at least thirty (30) days prior to the expiration of the initial term or any renewal term. This Agreement shall automatically renew for a minimum of 12 months on the release of a new Title or Product.

7. Termination.

7.1 Termination for Breach. In the event of a material breach by either party, which breach is not cured within thirty (30) days after written notice by the nonbreaching party, the nonbreaching party may, upon written notice to the breaching party, terminate this Agreement in its entirety or only in respect to the Version to which the breach relates. Upon termination, the nonbreaching party will have the right to pursue any remedies it may have at law or in equity.

7.2 Immediate Termination. Either party may immediately terminate this agreement if (i) a receiver is appointed for the other party or its property; (ii) the other party becomes insolvent or is unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors; (iii) the other party seeks relief or if proceedings are commenced against the other party or on its behalf under any bankruptcy, insolvency or debtor’s relief law, and those proceedings have not been vacated or set aside within sixty (60) days from the date of their commencement; or (iv) if the other party is liquidated or dissolved.

7.3 Effect of Termination. Upon termination of this agreement:

a) Upon termination, Publisher/Manufacturer and U&I will establish a mutually agreeable payment plan based on historic sell through patterns.and any anticipated, imminent or potential exposure at retail.

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b) U&I may return all unsold units of product to Publisher/Manufacturer and/or sell remaining inventory with Publisher/Manufacturer’s prior written approval.

(c) Sections 1, 5, 8, 9, 10, 11, 12.1, 12.2, 12.6, and 12.9 shall survive termination of this Agreement.

8. Freedom to Compete.

Subject to the rights granted to U&I herein, each party agrees that nothing in this Agreement will be construed as restricting or prohibiting either party from lawfully competing with the other party in any other aspects of its business, including, without limitation, development of and/or distribution of other software or Accessory products and services; including the rights to sell and distribute the Game in bundled format with other products to any of its customers including but not limited to Walmart, Best Buy and Target. Without limiting the generality of the foregoing, each party acknowledges that the other party is in the business of creating and publishing software or Accessory products for a variety of hardware platforms and related hardware products, that the other party maintains and continually seeks relationships with other parties, and that the other party maintains and continually seeks licensing or similar arrangements with other parties. Each party agrees that nothing in this Agreement will be construed as restricting or prohibiting the other party from continuing its business in any lawful manner and without limitation the other party may at its sole discretion at any time during or after the term of this Agreement (a) create, publish, manufacture, market and distribute any other products, even if such products are competitive and similar to the Title or Product; and (b) enter into and maintain relationships with any other party, even if such parties are competitors, or licensors of the other party.

9. Representations and Warranties.

a) Publisher/Manufacturer represents and warrants to U&I that:

(i) It has the full right, power and authority to enter into this Agreement, to carry out its terms and to grant the rights, licenses and privileges granted under this Agreement;

(ii) Publisher/Manufacturer has all necessary rights, title and interest in and to the Title or Product and the Versions and all other materials furnished to U&I under this Agreement to grant U&I the rights granted hereunder;

(iii) The Title or Product and other materials furnished to U&I by and on behalf of Publisher/Manufacturer, under this Agreement do not infringe upon, or misappropriate, any copyright, trade secret or any other proprietary rights of any third party;

(iv) Each Version will perform substantially in accordance with Publisher/Manufacturer’s specifications and express warranties for each respective Version;

(v) Publisher/Manufacturer has not and shall not assign, transfer, lease, convey or grant a security interest or otherwise similarly dispose of the Title or Product to a third party unless such third party agrees to be bound by the terms of this Agreement; and

(vi) Prior to delivery of master disks or finished goods to U&I, Publisher/Manufacturer will obtain all necessary rights from any and all hardware Manufacturers (e.g. Microsoft, Sony and Nintendo) to perform its obligations with respect to any Title or Product or Version.

b) U&I represents and warrants to Publisher/Manufacturer that:

(i) It has the full right, power and authority to enter into this Agreement, to carry out its terms and to grant the rights, licenses and privileges granted in this Agreement.

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(ii) It has all necessary rights, title and interest in and to the materials furnished by it and incorporated into the Units;

(iii) Materials furnished by U&I under this Agreement do not infringe upon or misappropriate any copyright, trade secret or any other proprietary rights of any third party.

10. Indemnification.

10.1 Publisher/Manufacturer Indemnity. Publisher/Manufacturer agrees to indemnify, hold harmless and defend U&I, its subsidiaries, affiliates and their respective officers, directors and employees from and against all claims, losses, defense costs (including reasonable attorneys’ fees), judgments and other expenses related to or arising out of: (a) the breach of its representations, warranties and covenants hereunder; (b) any product liability with respect to any Title or Product ; (c) the alleged infringement or violation of any trademark, copyright, trade secret, patent or other proprietary right with respect to any Title or Product ; and (d) any unfair trade practice, trade libel or misrepresentation based on any promotional material, packaging, documentation or other materials provided by Publisher/Manufacturer with respect to any Title or Product, provided that Publisher/Manufacturer shall have no indemnification obligations hereunder to the extent any such claims, losses or costs relate to or arise out of U&l’s gross negligence, willful misconduct or breach of this agreement. Publisher/Manufacturer’s obligation to indemnify is conditioned on (i) U&I notifying Publisher/Manufacturer of any such claim as to which indemnification will be sought promptly after U&I learns of such claim and (ii) providing Publisher/Manufacturer reasonable cooperation in the defense and settlement thereof. Publisher/Manufacturer shall have the right to control the defense and settlement of any such claim at Publisher/Manufacturer’s expense and to choose counsel for such purpose, provided that (other than with respect to claims for money damages for which U&I is indemnified hereunder) Publisher/Manufacturer may not settle any such claim without U&l’s prior written consent, which consent shall not be unreasonably withheld or delayed. U&I may retain counsel (at U&l’s sole option and expense) with respect to any such claim, and Publisher/Manufacturer shall ensure that its counsel reasonably cooperates with U&l’s counsel in the course of such defense. If Publisher/Manufacturer does not fulfill its indemnification obligations in good faith, U&I will have the right to defend and settle any claim for which it was entitled to indemnification under this agreement and to receive reimbursement from Publisher/Manufacturer for all of its reasonable costs (including attorneys fees and costs) in defending and settling such claim.

10.2 U&I Indemnification. U&I agrees to indemnify, hold harmless and defend Publisher/Manufacturer, its subsidiaries, affiliates and their respective officers, directors and employees from and against all claims, losses, defense costs (including reasonable attorneys’ fees), judgments and other expenses arising out of: (a) the breach of its representations, warranties and covenants hereunder and (b) any unfair trade practice, trade libel of misrepresentation based on any promotional material, packaging documentation or other materials provided by U&I with respect to any Title or Product , provided that U&I shall have no indemnification obligations hereunder to the extent any such claims, losses or costs relate to or arise out of Publisher/Manufacturer’s gross negligence, willful misconduct, breach of this agreement or any materials provided by Publisher/Manufacturer pursuant to this agreement. U&l’s obligation to indemnify is conditioned on Publisher/Manufacturer notifying U&I of any such claim as to which indemnification will be sought promptly after Publisher/Manufacturer learns of such claim, and providing U&I reasonable cooperation in the defense and settlement thereof. Provided that U&I is fulfilling its indemnification obligations hereunder in good faith, U&I shall have the right to control the defense and settlement of any such claim at U&l’s expense and to choose counsel for such purpose, provided that U&I may not settle any such claim without Publisher/Manufacturer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Publisher/Manufacturer may retain counsel (as Publisher/Manufacturer’s sole option and expense) with respect to any such claim, and U&I shall ensure that its counsel reasonably cooperates with Publisher/Manufacturer’s counsel in the course of such defense. If U&I does not fulfill its indemnification obligations in good faith, Publisher/Manufacturer will have the right to defend and settle any claim for which it was entitled to indemnification and to receive reimbursement from U&I for all of its reasonable costs (including attorneys fees and costs) in defending and settling this claim.

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10.3 LIMITATION OF LIABILITY. BOTH PARTIES AGREE THAT TO THE EXTENT PERMISSIBLE BY APPLICABLE LAW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL DAMAGES OR LOST PROFITS, ARISING IN CONNECTION WITH THIS AGREEMENT, OR, ON ACCOUNT OF ITS TERMINATION, EVEN IF APPRAISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

11. Confidentiality.

11.1 Confidential Information. During the Term of this agreement, Publisher/Manufacturer and U&I may be exposed to certain information that is confidential to the other party and is not generally known to the public, including without limitation (a) quantities, dollar volumes, and revenue of Units, (b) the terms of this agreement including Payments, marketing funds and like information, and (c) business and marketing plans, future products, research and development. Each party agrees respectively, that for a period of three (3) years after its initial receipt of the other party’s confidential information it will not, and will cause its employees, agents, contractors, and like entities to not, use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information without the prior written consent of the other party, except to employees, agents, contractors and like entities solely as required to fulfill the purposes of this Agreement, provided any such third parties agree in writing to be bound by the confidentiality obligations under this agreement. Publisher/Manufacturer and U&I agree that they will safeguard the confidential information which each party may receive from the other party for the period set forth above with the same degree of care used to protect its own information of a like nature but in no circumstances less than reasonable care.

11.2 Non-Confidential Information. Section 11.1 above shall not be applicable to any information: (a) which is in the public domain or which becomes part of the public domain through no fault on the part of the receiving party; (b) which is known to the receiving party prior to the disclosure thereof by the disclosing party, as established by documentary evidence; (c) which is lawfully received by the receiving party from a third party who provided, such information without breach of any separate confidentiality obligation owed to the disclosing party; (d) which is disclosed by the disclosing party to any third party without restriction on further disclosure; (e) which is independently developed by personnel having no access to the disclosing party’s confidential information as established by documentary evidence, or (f) which is required to be disclosed pursuant to any governmental, judicial or administrative order, subpoena or discovery request (in which case, receiving party shall promptly notify disclosing party of such order and reasonably cooperate with the disclosing party in seeking to enjoin the disclosure of such information).

12. Miscellaneous.

12.1 Notices. Any notice required or permitted to be given or sent under this agreement will be deemed delivered if hand delivered or if mailed, postage prepaid, by registered, express or certified mail, return receipt requested, or by any nationally-recognized private express courier, to either party at the address listed below, or to such other address of which either party may so notify the other, as of the date such notice is received.

If to Publisher/Manufacturer:
Attn:
Phone:
Fax:

If to U&I:	U&I Entertainment, LLC
5850 Opus Parkway, Suite 250
Minnetonka, MN 55343 Attn: Chief Executive Officer Phone: (612) 713-9100
Fax: (612) 208-0740

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12.2 Governing Law/Forum. This agreement will be deemed entered into in Minnesota, and will be governed by and interpreted in accordance with the substantive laws of the State of Minnesota. The parties agree that any and all disputes between the parties arising from or related to this Agreement shall be heard and determined by binding arbitration before a single arbitrator, and judgment upon the award(s) rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall be named by the American Arbitration Association (“AAA”). Arbitration proceedings will be held in Minneapolis, Minnesota under the Rules of Commercial Arbitration and under the institutional supervision of the AAA, and the parties irrevocably submit to the jurisdiction of the Federal and State courts located in Minnesota incident to any such arbitral proceeding. Witnesses residing outside of the State of Minnesota may testify telephonically or via such other audio/visual means as the arbitrator approves. The prevailing party shall be entitled to an award of its attorneys’ fees and costs. A final arbitral award against either party in any proceeding arising out of or relating to this Agreement shall be conclusive. The foregoing provisions shall not limit the right of either party to commence any action or proceeding to compel arbitration, to obtain injunctive relief pending the appointment of an arbitrator, or to obtain execution of any award rendered in any such action or proceeding, in any other appropriate jurisdiction or in any other manner. The Parties agree to accept service of process by mail and waive any jurisdictional or venue defenses available to them.

12.3 Force Majeure . Neither party will be deemed in default of this agreement to the extent that performance of its obligations, or attempts to cure any breach is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause not being under the control of such party (“Force Majeure”), provided that such party gives the other party prompt written notice thereof promptly and uses its good faith effort to continue to cure any breach. In the event that either party’s performance is delayed for more than thirty (30) days from the date such Force Majeure arose, the party whose performance is not affected may terminate this Agreement without further liability (but subject to either party’s obligation to pay the other party any amounts which have or will become due) upon notice to the affected party if the Force Majeure is continuing.

12.4 Amendment. No amendment or modification of this agreement will be made except by an instrument in writing signed by both parties. The failure of either party to prosecute its right with respect to any single or continued breach of this agreement will not act as a waiver of the right of that party to later exercise any right or remedy with respect to that breach or any other breach of this agreement by the other party.

12.5 Relationship. The relationship between U&I and Publisher/Manufacturer will be that of independent contractors. Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.

12.6 Severability. If any provision of this agreement is found invalid or unenforceable pursuant to judicial decree, such provision will be enforced to the maximum extent permissible and the remainder of this agreement will remain in full force and effect according to its terms.

12.7 Assignment. Neither party may assign any of its rights hereunder without the prior written consent of the non-assigning party, which will not be unreasonably withheld, provided that either party may assign this agreement, without the other party’s consent, (a) to a parent company, a subsidiary of a parent company or a subsidiary provided that such entity has similar capabilities to perform the obligations to those of the assigning party or (b) to a third party which acquires the assigning party, merges with the assigning party or acquires all or substantially all of the assigning party’s assets.

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12.8 Modifications to Exhibit A. The parties may modify the terms of Exhibit A to reflect the addition, deletion or substitution of Title or Product and/or Versions, by notice sent in writing via fax, email, regular or overnight mail, provided that any such notification is sent by an authorized party and an acknowledgment of receipt and agreement to its terms are evidenced in writing by a person authorized by the other party to accept and respond to such notices. U&I hereby authorizes its Chief Executive Officer to send and respond to such notices. Publisher/Manufacturer hereby authorizes _ _ _ _ _ _ _ _ _ to send and respond to such notices. All such notices that are received, acknowledged and agreed to in writing by the other party as provided in this Section 12.8 shall be deemed incorporated into Exhibit A by reference and made a part of this agreement. Any product added to Exhibit A will extend the Term of this agreement by 12 months.

12.9 Ownership and Goodwill. All uses of any Title or Product, and any derivative thereof shall inure to the benefit of Publisher/Manufacturer and its licensors. All ownership, copyrights trademarks and other rights in and to each Title and Product and any derivative thereof, and related materials, including, without limitation, related copy, source code, object code, literary text, advertising materials, promotional materials and instruction materials, of any sort utilizing a Title or Product and any derivative thereof, shall vest with Publisher/Manufacturer or its licensors. U&I or Publisher/Manufacturer shall not at any time acquire or claim any right, title or interest in the other’s trademarks or service marks other than those rights expressly granted. All right or interest in either party’s trademarks and service marks which come into existence as a result, or during the term of, the exercise by U&I or Publisher/Manufacturer of any right granted to it hereunder shall immediately vest in the applicable party.

12.10 Entire Agreement. This agreement and the Exhibits attached hereto state the entire agreement between the parties relating to the subject matter of this agreement and supersede any and all prior agreements and communications, written or oral. This agreement may be executed by facsimile and in counterparts and shall constitute a valid, binding agreement.

IN WITNESS WHEREOF, the parties hereto have executed the agreement by their duly authorized representatives as set forth below.

U&I Entertainment, LLC		704Games Company LLC

By:	/s/ Marty Hawk	By:	/s/ Michelle Baker Dillon
Name:	Marty Hawk	Name:	Michelle Baker Dillon
Title:	CEO	Title:	VP Finance & Operations

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EXHIBIT A

Title/Product: The computer game known as “NASCAR Heat 2”

Format: Playstation 4, Xbox One and PC

Customers:: All cusstomers except GameStop

Territory: United States of America and South America